EXHIBIT D.(XL)(a)

AMENDMENT NUMBER 15 TO INVESTMENT
SUB-ADVISORY AGREEMENT

     Effective February 5, 2009 the Investment Sub-Advisory Agreement between Hartford Investment Financial Services, LLC (formerly known as Hartford Investment Financial Services Company), and Wellington Management Company, LLP (“Wellington Management”) dated March 3, 1997, as amended (the “Agreement”), is hereby amended to reflect the following amended fee schedule for The Hartford MidCap Fund, (the “Portfolio”) as listed as per the attached Schedule A:

     The sub-advisory fee shall be accrued daily and paid quarterly, based upon the following annual rate and upon the calculated daily net asset value of the Portfolio as follows.

     IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed as of the 5th day of February, 2009.

HARTFORD INVESTMENT
FINANCIAL SERVICES, LLC

/s/Robert Arena
By: Robert Arena
Title: Chief Executive Officer,
         Manager and President

WELLINGTON MANAGEMENT
COMPANY, LLP

/s/Jonathan M. Payson
By: Jonathan M. Payson
Title: Sr. Vice President

Hartford Mutual Funds, Inc.

Schedule A

The Hartford MidCap Fund

Net Asset Value	Annual Rate
First $50 million	0.400%
Next $100 million	0.300%
Next $350 million	0.250%
Over $500 million	0.2167%

Hartford Mutual Funds, Inc.